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                                   EXHIBIT 11
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                     ARCADIAN CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE
          (DOLLARS IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                SIX MONTHS ENDED             THREE MONTHS ENDED
                                                    JUNE 30,                      JUNE 30,
                                           --------------------------    --------------------------
                                              1996           1995           1996           1995
                                             ($000)         ($000)         ($000)         ($000)
                                           -----------    -----------    -----------    -----------
Net Income (Applicable to Common
  Shares)................................. $    92,664    $    35,276    $    51,634    $    21,531
Weighted Average Common and Common
  Equivalent Shares Outstanding:
  Weighted Average Common Shares
     Outstanding..........................  32,033,252     14,637,327     32,466,352     14,766,550
  Dilution from Assumed Exercise of
     Warrants
     and Options and Assumed Conversion of
     Preferred Stock(a)...................  14,887,912      2,082,434     14,314,537      2,036,277
                                            ----------     ----------     ----------     ----------
  Weighted Average Common and Common
     Equivalent Shares Outstanding........  46,921,164     16,719,761     46,780,889     16,802,827
                                            ==========     ==========     ==========     ==========
Net Income Per Common Share............... $      1.97    $      2.11    $      1.10    $      1.28
                                            ==========     ==========     ==========     ==========

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(a) For purposes of computing net income per common share, the conversion of
    13,535,195 and 13,272,729 shares of Preferred Stock for the six months and three months ended June 30, 1996, respectively, which are common stock equivalents because of their mandatory conversion feature, is assumed when such conversion is dilutive.